Exhibit 5.1
[Seward & Kissel LLP Letterhead]
FORM OF OPINION

Ocean Rig UDW Inc.	August , 2011
10 Skopa Street, Tribune House
2nd Floor, Office 202, CY 1075
Nicosia, Cyprus
011 357 22767517
          Re: Ocean Rig UDW Inc.
Ladies and Gentlemen:
     We have acted as counsel to Ocean Rig UDW Inc. (the “Company”) in connection with the Company’s Registration Statement on Form F-4 (File No. 333-     ) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on      , 2011, as thereafter amended or supplemented, with respect to the share exchange (the “Exchange”) of up to 25,667,600 of the Company’s common shares, par value $0.01 per share (including the related preferred stock purchase rights (the “Rights”)) sold previously in a private offering (the “Original Shares”) for new registered common shares, par value $0.01 per share (including the Rights) (the “Exchange Shares”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; (iii) the Amended and Restated Stockholders Rights Agreement dated as of June 3, 2011 (the “Rights Agreement”) and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
     We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Exchange have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Exchange comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Ocean Rig UDW Inc.
August     , 2011

     Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Exchange Shares have been duly authorized, and when delivered by the Company in exchange for the Original Shares in the manner contemplated by the prospectus contained in the Registration Statement, the Exchange Shares will be validly issued, fully paid and non-assessable.
     Furthermore, based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York, the Rights constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.
     This opinion is limited to the law of the Republic of the Marshall Islands and the State of New York as in effect on the date hereof.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,
/s/ DRAFT